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                                                                      Exhibit 11

               NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
                     (In thousands, except per-share data)




                                                       Years Ended August 31
                                                   1996        1995        1994


Primary:

  Weighted Average Number of Shares Outstanding
    (determined on a monthly basis) ...........  47,941      48,696      49,547

  Net Income ..................................$101,148    $ 94,097    $ 82,698

  Primary Earnings per Share ..................$   2.11    $   1.93    $   1.67


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding ...............................  47,941      48,696      49,547

  Additional Shares Assuming Exercise of
    Options:
      Options exercised .......................   1,260         989         707
      Treasury stock purchased with ...........    (919)       (835)       (619)

  Average Common Shares Outstanding
     (as adjusted) ............................  48,282      48,850      49,635

  Net Income ..................................$101,148    $ 94,097    $ 82,698

  Fully Diluted Earnings per Share ............$   2.09    $   1.93    $   1.67